NEWS RELEASE

BIOLASE REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Net Revenue Increases 5.5% to $13.8 Million, Quarter over Quarter
Core WaterLase Unit Sales Increase 29.9%, Quarter over Quarter
Core WaterLase Non-GAAP Adjusted Revenues Increase 42.0%, Year-to-Date over Prior Period
Non-GAAP Net Income of $96,000 in Q3 2012

IRVINE, CA (November 5, 2012) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading dental laser manufacturer and distributor, today reported unaudited financial results for the three- and nine-months ended September 30, 2012. Financial highlights include:

•	Net revenue of $13.8 million, as compared to $13.1 million for Q3 2011, within the Company’s stated quarterly guidance of $13.5 million to $15 million.

•	Unit sales of WaterLase® systems increased by 29.9% as compared to Q3 2011 levels.

•	Revenues from the sale of WaterLase systems increased $1.1 million, or 12.7%, as compared to Q3 2011 levels.

•	Net loss of $548,000, or ($0.02) per share, as compared to a net loss of $1.0 million or ($0.03) per share for Q3 2011.

•	Non-GAAP net income of $96,000, or $0.00 per share, as compared to a non-GAAP net loss of $397,000, or ($0.01) per share, for Q3 2011.

•	Net revenue of $38.3 million for the nine-month period, as compared to $35.7 million for the same period in 2011.

•	Year-to-date revenues from the sale of WaterLase systems increased $4.1 million, or 20.3%, as compared to the prior year period. Excluding the effects of the $1.1 million inventory repurchase in Q2 2012 and one time prepaid purchase orders from Henry Schein, Inc. (NASDAQ:HSIC)ý (“Schein”) for WaterLase systems in 2011 totaling $2.3 million, revenues for the nine month period increased $7.5 million, or 42.0%, over the prior year period.

•	Excluding the effects of the $1.1 million inventory repurchase in Q2 2012 and one-time prepaid purchase orders for product sales during 2011 totaling $5.9 million, non-GAAP adjusted net revenue for the nine month period was $39.4 million, up $9.6 million, or 32.2%, as compared to the same period in 2011.

Operating highlights of and subsequent to the 2012 third quarter include:

•	Received CE Mark for the EPIC 10™ diode laser system in the final days of September 2012.

•	Received notice of regulatory clearance for the EPIC 10 from the U.S. Food and Drug Administration (“FDA”) on October 1, 2012.

•	Two additional 510(k) submissions filed and currently under review with the FDA; three key submissions related to our core technologies currently planned to be filed in Q4 2012.

•	Entered into an agreement with 3Shape Corporation to distribute its TRIOS® intra-oral scanning technologies for digital impression-taking in the U.S. and Canada.

•	Achieved sales milestone with BIOLASE’S 20,000th laser sold worldwide.

•	Opened an in-house state-of-the-art technology and training center at BIOLASE headquarters.

•	Completed the build-out of the BIOLASE inside sales organization.

•	Partnered with Professor Norbert Gutknecht, DDS, PhD, and the Aachen Center for Laser Dentistry, the world’s largest dental laser clinic, to promote laser dentistry worldwide through clinical laser education, training, and research, and welcomed Dr. Gutknecht to the newly formed BIOLASE Dental Advisory Board.

•	Awarded a new patent that substantially strengthens our intellectual property portfolio in the area of laser endodontics.

•	Declared a one-half percent stock dividend payable on September 28, 2012, to stockholders of record as of September 14, 2012.

Federico Pignatelli, Chairman and CEO, said, “Sales of our core WaterLase line of products increased by nearly 13% quarter over quarter and 20% year over year. This strong growth testifies to the successful execution of our sales and marketing strategies. While we met our revenue guidance for the third quarter, we are cautiously reducing our range of annual revenue guidance to adjust for the timing delay in obtaining regulatory clearance for our new EPIC 10 soft tissue diode laser. We received CE Mark clearance for the EPIC 10 with only 2 days remaining in the quarter and FDA approval in the fourth quarter, which limited the number of units that we could ship in the quarter.

“In addition to our top line growth, we are very pleased that the combination of improved margins and lower general and administrative expenses enabled us to generate non-GAAP net income during the quarter,” noted Pignatelli.

Third Quarter Financial Results
Net revenue for the third quarter of 2012 totaled $13.8 million, compared with $13.1 million in the third quarter of 2011. The increase of $720,000, or 5.5%, was primarily driven by increased sales of the Company’s all-tissue WaterLase systems and increased imaging revenues, partially offset by lower diode systems sales as customers anticipated the launch of the EPIC 10. The 2011 third quarter revenue included $0.9 million in sales to Schein to satisfy one-time prepaid purchase orders. Excluding these amounts, net revenue for the 2012 third quarter represents a 13.4% increase over non-GAAP adjusted net revenue of $12.2 million for the third quarter of 2011.

The number of WaterLase systems sold increased by 29.9% in the third quarter of 2012 as compared to the prior year quarter, primarily due to increased sales of the WaterLase iPlus® systems and pre-owned WaterLase MD Turbo™ systems. Revenues from the sale of WaterLase systems increased $1.1 million, or 12.7%, to $9.3 million in the third quarter of 2012 as compared to $8.2 million in the prior year quarter. The 2011 third quarter revenue from the sale of WaterLase systems includes approximately $200,000 in sales to Schein to satisfy one-time prepaid purchase orders. Excluding this amount, revenue from the sale of WaterLase systems for the third quarter of 2012 increased by $1.2 million, or 15.2%, over non-GAAP adjusted net revenue for the prior year quarter. WaterLase system sales comprised approximately 67.2% of net revenues for the third quarter of 2012 compared to 62.9% for the prior year quarter. The majority of these WaterLase revenues were from sales of the Company’s flagship WaterLase iPlus all-tissue laser system.

Diode laser system sales comprised approximately 6.5% of net revenues for the third quarter of 2012 compared to 16.6% for the prior year quarter. Diode laser sales were impacted in the third quarter of 2012 pending regulatory clearance of the new EPIC 10 diode laser system. BIOLASE received the CE Mark for the EPIC 10 in the final days of September 2012, and received notice of its regulatory clearance from the FDA on October 1, 2012. As a result, the Company expects that diode laser system sales will increase significantly beginning with the fourth quarter of 2012.

Pignatelli added, “The EPIC 10 is an exceptional diode laser platform and an exciting new product in the field. It offers more precise cutting, improved patient comfort, and 15 pre-programmed commonly-performed soft tissue procedures, including pain therapy. We believe EPIC 10 has the potential to become a very successful soft-tissue surgical product. We have experienced tremendous interest and have generated a healthy backlog both domestically and internationally since receiving CE Mark approval and regulatory clearance from the FDA. As a result, we expect the EPIC 10 will be a strong contributor to revenue in the fourth quarter of 2012 and beyond.”

Imaging revenues totaled approximately $675,000, or 4.9% of net revenue, during the third quarter of 2012 as compared to $100,000, or 0.7% of net revenue, for the prior year period, an increase of 575%.

Gross profit as a percentage of net revenue was 45.6% as compared to 40.7% for the prior year period. The year-over-year increase for the third quarter was primarily due to increased sales of WaterLase systems, increased license fees and royalty revenue, and decreased costs of revenues as service and warranty expenses continue to decline as manufacturing processes and quality continue to improve.

Operating expenses totaled $6.7 million, or 48.4% of net sales, as compared to $6.3 million, or 47.9% of net sales, in the third quarter of 2011. The increased costs reflect the Company’s continued investment in growing its core business, as follows:

•	Sales and marketing increased by $418,000, or 13.0%, to $3.6 million during the third quarter of 2012 as compared to $3.2 million for the prior year period. The increase was primarily due to increased sales commissions of $285,000 and increased convention costs of $166,000.

•	General and administrative expenses decreased to $1.8 million during the third quarter of 2012 as compared to $2.0 million for the prior year period.

•	Engineering and development totaled $1.2 million during the third quarter of 2012 as compared to $1.1 million for the prior year period. The $143,000 increase was primarily due to additional costs related to product development.

As a result, the net loss for the third quarter of 2012 was $548,000, or ($0.02) per share, compared to a net loss of $953,000, or ($0.03) per share, for the third quarter of 2011.

After removing interest expense of $98,000, non-cash depreciation and amortization expenses of $126,000, and non-cash stock-based, other equity instruments and other non-cash compensation expense of $420,000, this year’s third quarter resulted in non-GAAP net income of $96,000, or $0.00 per share, compared with a non-GAAP net loss of $397,000, or ($0.01) per share, for the third quarter of 2011.

Nine Months Financial Results
GAAP net revenue for the nine months ended September 30, 2012, totaled $38.3 million, compared with net revenue of $35.7 million in the prior year period. The 2012 nine-months revenue reflects a $1.1 million reduction related to the repurchase of WaterLase MD Turbo laser system inventory from Schein, which was completed in April 2012. The 2011 nine-month revenue includes $5.9 million in sales to Schein to satisfy one-time prepaid purchase orders. Excluding these amounts, non-GAAP adjusted net revenue for the nine months ended September 30, 2012, of $39.4 million represents a 32.2% increase over non-GAAP adjusted net revenue of $29.8 million in the prior year period.

The number of WaterLase systems sold during the nine months ended September 30, 2012, increased by 35.1% as compared to the prior year period, primarily due to increased sales of the WaterLase iPlus systems and pre-owned WaterLase MD Turbo systems. Gross revenues from the sale of WaterLase systems, excluding the $1.1 million inventory repurchase from Schein during the second quarter, increased $5.2 million, or 25.9%, to $25.4 million for the nine months ended September 30, 2012, as compared to $20.2 million in the prior year period. The 2011 nine month revenue from the sale of WaterLase systems includes $2.3 million in sales to Schein to satisfy one-time prepaid purchase orders. Excluding this amount, non-GAAP adjusted net revenue from the sale of WaterLase systems for the nine months ended September 30, 2012, increased by $7.5 million, or 42.0%, over non-GAAP adjusted net revenue for the prior year period. WaterLase system sales comprised approximately 63.5% of net revenues for the nine months ended September 30, 2012, compared to 56.6% for the prior year period. The majority of these WaterLase revenues were from sales of the Company’s flagship WaterLase iPlus all-tissue laser system.

Pignatelli commented, “While we continue to look for distribution opportunities to leverage the BIOLASE direct sales force and service engineers, our primary growth drivers for the foreseeable future will be revenue growth in our core WaterLase products and from the highly-anticipated EPIC 10. We have begun implementing several consumer-based initiatives that we believe will enhance this demand in 2013 by driving patients to laser dentists and creating more pull from the marketplace.”

Imaging revenues totaled approximately $1.7 million, or 4.5% of net revenue, during the nine months ended September 30, 2012, as compared to $100,000, or 0.3% of net revenue, for the prior year period.

Gross profit as a percentage of net revenue was 46.0% for the nine months ended September 30, 2012, as compared to 44.2% for the prior year period. The year-over-year increase was primarily due to increased sales of WaterLase systems, coupled with lower costs of revenues reflecting lower service and warranty expenses due to ongoing improvements in manufacturing processes and quality, offset by reduced diode systems sales and reduced license fees and royalty revenue.

Operating expenses totaled $21.3 million for the nine months ended September 30, 2012, or 55.7% of net sales, as compared to $17.8 million, or 50% of net sales, in the prior year period. The increased costs were primarily in sales and marketing and engineering and development, and reflect the Company’s continued investment in growing its core business.

The net loss for the nine months ended September 30, 2012, was $4.1 million, or ($0.13) per share, compared with a net loss of $2.5 million, or ($0.08) per share, in the prior year period.

After removing interest expense of $140,000, non-cash depreciation and amortization expenses of $373,000, and non-cash stock-based, other equity instruments and other non-cash compensation expense of $1.5 million, the non-GAAP net loss for the nine months ended September 30, 2012, was $2.1 million, or ($0.07) per share compared with a non-GAAP net loss of $175,000, or ($0.01) per share, for the nine months ended September 30, 2011.

Liquidity and Capital Resources
As of September 30, 2012, BIOLASE had approximately $6.2 million in working capital. Cash and cash equivalents and restricted cash totaled approximately $1.3 million at September 30, 2012, compared to $1.7 million at June 30, 2012, and $3.3 million at December 31, 2011. Accounts receivable totaled $10.3 million compared to $9.6 million at June 30, 2012, and $8.9 million at December 31, 2011. Stockholders’ equity was $10.3 million at September 30, 2012. In addition, the Company had two revolving credit facilities totaling $8.0 million, with $5.1 million of available borrowings, in excess of the $2.2 million outstanding, at September 30, 2012.

Financial Outlook
BIOLASE expects net revenue for the fourth quarter of 2012 of approximately $16.5 million to $17.5 million, which reflects expected growth of 26% to 34% as compared to the same period last year. The Company also expects to generate non-GAAP net income and be cash flow positive in the fourth quarter of 2012.

Due to the timing in obtaining regulatory clearance for our new EPIC 10 soft tissue diode laser, BIOLASE expects non-GAAP adjusted gross revenue of $55 million to $58 million for 2012, which excludes the $1.1 million reduction in net revenue from the inventory re-purchase from Schein during the 2012 second quarter. Therefore, the Company’s GAAP revenue guidance, which includes the $1.1 million reduction in net revenue from the inventory re-purchase from Schein during the 2012 second quarter, is effectively $53.9 million to $56.9 million for fiscal 2012.

Conference Call
As previously announced, BIOLASE will hold a conference call to discuss these financial results as follows:

Date: Time: Dial-in numbers: Live webcast:	Monday, November 5, 2012 4:30pm EST 1-877-941-4775 (toll-free/U.S. & Canada) 1-480-629-9761 (toll/international) www.biolase.com, under ‘Investors’

The archived webcast will be available for 30 days on the Company’s website, www.biolase.com, in the ‘Investors’ section under ‘Audio Archive’.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate approximately 290 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 20,600 lasers. Other products under development address ophthalmology and other medical and consumer markets.

WaterLase®, iPlus®, WaterLase MD Turbo™, WaterLase MD™, and EPIC™ are trademarks of BIOLASE, Inc.

TRIOS® is a registered trademark of 3Shape A/S.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at twitter.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

Non-GAAP Financial Measures
The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP financial measures presented exclude the items summarized in the table on page 10 of this press release. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per basic and diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives, product introductions and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Lisa Wilson
In-Site Communications, Inc.
212-759-3929

(financial tables follow)

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(in thousands, except per share data)

			Nine Months Ended
	Three Months Ended September 30,		September 30,
	2012	2011	2012	2011
Products and services revenue	$13,710	$13,047	$39,288	$35,282
Non-recurring event	—	—	(1,141)	—
License fees and royalty revenue	71	14	129	419

Net revenue	13,781	13,061	38,276	35,701
Cost of revenue	7,500	7,743	21,829	19,931
Non-recurring event	—	—	(1,141)	—

Net cost of revenue	7,500	7,743	20,688	19,931

Gross profit	6,281	5,318	17,588	15,770

Operating expenses:
Sales and marketing	3,635	3,217	11,383	8,680
General and administrative	1,839	1,987	6,271	5,913
Engineering and development.	1,195	1,052	3,657	3,238
Total operating expenses	6,669	6,256	21,311	17,831

Loss from operations	(388)	(938)	(3,723)	(2,061)

(Loss) gain on foreign currency transactions	(28)	44	(137)	(10)
Interest expense	(98)	(2)	(140)	(306)

Non-operating (loss) gain, net	(126)	42	(277)	(316)

Loss before income tax provision	(514)	(896)	(4,000)	(2,377)
Income tax provision	34	57	97	79

Net loss	(548)	(953)	(4,097)	(2,456)
Other comprehensive income (loss) items:
Foreign currency translation adjustments	38	(120)	(14)	41

Comprehensive loss	$(510)	$(1,073)	$(4,111)	$(2,415)

Net loss per share:
Basic	$(0.02)	$(0.03)	$(0.13)	$(0.08)

Diluted	$(0.02)	$(0.03)	$(0.13)	$(0.08)

Shares used in the calculation of net loss per share:
Basic	31,243	31,009	31,156	29,296

Diluted	31,243	31,009	31,156	29,296

MORE-MORE-MORE

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	September 30,
	2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,295	$3,307
Accounts receivable, less allowance of $257 and $289 in 2012 and 2011,
respectively	10,309	8,899
Inventory, net	11,200	11,312
Prepaid expenses and other current assets	1,055	1,808
Total current assets	23,859	25,326
Property, plant and equipment, net	1,501	1,148
Intangible assets, net	114	212
Goodwill	2,926	2,926
Deferred tax asset	8	8
Other assets	356	187

Total assets	$28,764	$29,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit	$2,189	$—
Accounts payable	7,183	7,804
Accrued liabilities	5,041	6,177
Customer deposits	252	165
Deferred revenue, current portion	2,990	2,136

Total current liabilities	17,655	16,282
Deferred tax liabilities	647	594
Deferred revenue, long-term	5	25
Other liabilities, long-term	142	337

Total liabilities	18,449	17,238

Stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	33	33
Additional paid-in capital	140,364	138,507
Accumulated other comprehensive loss	(374)	(360)
Accumulated deficit	(113,309)	(109,212)

	26,714	28,968
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	10,315	12,569

Total liabilities and stockholders’ equity	$28,764	$29,807

MORE-MORE-MORE

BIOLASE, INC.
Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP net revenue	$13,781	$13,061	$38,276	$35,701
Add: inventory re-purchase in connection with Schein Termination Agreement	—	—	1,141	—
Less: equipment sales to Schein for irrevocable purchase orders	—	(908)	—	(5,877)

Non-GAAP adjusted net revenue...	$13,781	$12,153	$39,417	$29,824

GAAP net loss	$(548)	$(953)	$(4,097)	$(2,456)
Adjustments:
Interest expense...	98	2	140	306
Depreciation and amortization expense	126	151	373	562
Stock based, other equity instruments, and other non-cash compensation expense	420	403	1,490	1,413
Non-GAAP net income (loss)...	$96	$(397)	$(2,094)	$(175)

GAAP net loss per share:
Basic and diluted...	$(0.02)	$(0.03)	$(0.13)	$(0.08)
Adjustments:
Interest expense	0.00	0.00	0.00	0.01
Depreciation and amortization expense	0.01	0.01	0.01	0.02
Stock-based, other equity instruments, and other non-cash compensation expense	0.01	0.01	0.05	0.04

Non-GAAP net (loss) income per share:
Basic and Diluted	$0.00	$(0.01)	$(0.07)	$(0.01)

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